Exhibit 10.3

MANAGING GENERAL AGENCY AND CLAIMS ADMINISTRATION

AGREEMENT

(“Agreement”) Between

Manatee Risk Management, LLC, acting as Attorney-in-Fact for Manatee

Insurance Exchange (collectively, with Manatee Insurance Exchange,

referred to herein as “Manatee”)

and

Safepoint MGA, LLC (Hereinafter “SPM”)

Made as of the 1st day of February, 2024.

WHEREAS, Manatee Risk Management. LLC is the Attorney-in-Fact for and tasked with providing management, policy, claims and administrative services to Manatee Insurance Exchange, a Florida domiciled company admitted to transact insurance business in the State of Florida and issue policies of insurance in that state;

WHEREAS, Manatee desires to engage SPM to furnish policy administration and claims servicing with respect to insurance policies for the authorized insurance coverages (the “Authorized Coverages”) set forth in Schedule I to this Agreement (the applied for, issued coverages are sometimes referred to as “Policy(ies)”), including renewals, issued from the Effective Date of this Agreement until terminated as hereinafter set forth; and

WHEREAS, SPM desires to produce, administer and manage the Policies and to adjust claims and provide other services in connection with such policies, including but not limited to marketing, claims analysis, general ledger accounting, information services, product and underwriting development and management, and catastrophe risk management on behalf the Manatee; and

WHEREAS, SPM desires to be the Managing General Agency and is hereby bound to the provisions of 626.7451 of the Florida Statutes hereby incorporated and listed in Schedule IV of this agreement. To the extent any language in this agreement conflicts with the provisions listed in Schedule IV, Schedule IV shall prevail in the application of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties have agreed that the terms of this Agreement shall be effective as of February 1, 2024, (the “Effective Date”) and do otherwise agree as follows:

ARTICLE I - GENERAL PRINCIPLES

1.1. Manatee appoints SPM for the purpose of producing and handling Policies for the Authorized Coverages of business set forth in Schedule I and issued, renewed or assumed on or after the Effective Date of this Agreement. SPM agrees to produce the Authorized Coverages of business in accordance with the territory and limits of liability set forth in Schedule I hereto and Manatee’s established and approved underwriting requirements and premiums for the Authorized Coverages of business.

with respect to the Policies. Nonetheless, Manatee being at risk and having ultimate responsibility and authority for the Policies issued by SPM, at all times shall have the ultimate responsibility and discretion with respect to all matters pertaining to the Policies and to the general welfare of the Manatee.

1.3. SPM shall manage its affairs in accordance with the terms of the Agreement in an ethical and professional manner and in accordance with all applicable laws and regulations of the State of Florida.

1.4. The Term of this Agreement shall continue for a period of five (5) years from the Effective Date unless sooner terminated pursuant to the terms of this Agreement. SPM shall have the option to renew the term of this Agreement for additional three (3) year periods commencing after the initial five (5) year term and any renewal term by providing written notice to the Manatee at least ninety (90) days prior to the expiration of the initial five (5) year term or any renewal thereof.

ARTICLE II - UNDERWRITING AND CUSTOMER SERVICE RESPONSIBILITIES

2.1. General Underwriting and Customer Service Responsibilities. SPM, undertakes, by itself and through its subcontractors, to provide Manatee comprehensive management and administration of Manatee’s insurance business subject to the terms and conditions stated herein and the corporate policies promulgated from time to time by Manatee. Without limiting the generality of the foregoing, SPM shall do the following, except as Manatee may from time to time otherwise expressly direct.

SPM shall have the authority and the duty to act for and on behalf of Manatee insofar as necessary for SPM to perform the functions necessary to carry out the terms of the Agreement, including, but not limited to, marketing, claims analysis, general ledger accounting, information services, product and underwriting development and management, and catastrophe risk management. SPM, through its personnel, facilities, contractual arrangements, and service providers, shall provide such services as set forth in this Agreement and any Addenda as may be attached hereto and incorporated into this Agreement by reference.

2.2 Marketing and Agency Relations.

(a) SPM shall ensure that the original source of all business produced under this Agreement shall be properly licensed Agents or Brokers, who maintain appropriate licenses, certificates of authority and appointments as required by regulators to conduct business under this Agreement. SPM shall conduct and maintain proper background checks of Agents and Brokers. Upon discovery, SPM shall immediately notify Manatee of any irregularities regarding any Agent or Broker. Manatee shall have the right to accept, reject or cancel any agent’s appointment recommended or made by SPM.

(b) SPM shall have authority to recruit, contact with, manage, train, and supervise Agents as producing agents acting for and on behalf of SPM. SPM may appoint Agents for Manatee at SPM’s expense, and upon execution of this Agreement, SPM shall provide to Manatee all information necessary or requested by Manatee to substantiate the expertise and acceptability of each Agent appointed. SPM shall maintain in force a written agreement, in a form acceptable to Manatee, with Agents and Brokers, who are not employees of SPM.

(c) Advertising

(1) Subject to Manatee’s direction and approval, SPM shall be responsible for advertising and marketing the Authorized Business.

(2) Names, Logos and Marks. Except as required by regulations, SPM, any Agent or any Broker shall not use the name, logo, trademark or other service marks of Manatee or any of its affiliates in any advertising, promotional materials or public manner of any nature without specific authorization and prior written approval from Manatee. Except as required by Regulations, Manatee shall not use the name, logo, trademark or other such service marks of SPM or any of its affiliates in any advertising, promotion materials or public manner of any nature without specific authorization and prior written approval from SPM.

(3) Advertisements. A copy of any proposed advertisement, promotional materials or such public manner and a description of the intended use shall be forwarded to Manatee prior to its use. SPM shall maintain a copy of any and all advertisements and promotional materials containing Manatee’s name and full details concerning where, when, and how such advertisements or promotional materials were used, and shall furnish Manatee a copy of all such advertisements, promotion materials and related information. SPM shall comply with all legal requirements regarding content, review and approval of advertising and maintenance of records. SPM shall maintain records of the names and addresses of recipients of any direct mailing or advertising when required by Regulations but shall in all instances record the geographical area in which such mailing or advertising was used.

2.3. Underwriting. SPM shall provide or shall supervise any subcontractors appointed by SPM or Manatee in providing, all underwriting and policy issuance for all approved lines of business, subject to the instructions, guidelines and limits identified in this Agreement. SPM or any subcontractors appointed by SPM, shall rate, quote and issue policies of insurance consistently with the rate, rule and form filings, with such rate, rule and form filings to be made on behalf of Manatee by SPM. SPM shall also provide policy information services for insureds through itself and its producing agents and shall coordinate such activities with such third parties as Manatee shall from time to time direct.

2.4. Underwriting Records. SPM shall maintain separate, complete and orderly underwriting files or electronic files, records and accounts of all transactions involving Manatee in accordance with generally accepted insurance and accounting practices.

2.5. Regulatory Filings. Forms, rates, and rules for Authorized Business as mutually agreed upon by SPM and Manatee shall be filed by SPM on behalf of Manatee as required with the property regulatory agency. Upon completion of filing and receipt of approval from the applicable regulatory agency or according to approval granted by Regulations, SPM shall notify Manatee of the effective date of such filing.

2.6. Applications and Policies. SPM shall have the authority to accept quotes and applications for Policies and to issue Policies for Authorized Business submitted by or through Agents or Brokers on forms, at rates, and under rules approved by Manatee. Manatee will accept any application submitted within the parameters of the Underwriting Manual. SPM shall ensure that all applications, binders, policies or other forms are approved by Company and the required applicable state regulatory official prior to use.

2.7. Policy Issuance. SPM shall not delegate its authority to underwrite and issue Policies or any risk changing endorsements or amendments to Policies to any Agent or Broker without the express written consent of Manatee but SPM may delegate same to a qualified third party. SPM’s request to Manatee for approval to delegate such authority shall include a copy of the agreement between SPM and third party which includes such third party’s authorities to be delegated by SPM.

2.8. Policy Renewals and Cancellations. SPM shall be responsible for the proper renewal, non-renewal or cancellation, reinstatement of Policies in accordance with Regulations, Policy provisions, and delegations of authority as provided in this Agreement. SPM shall timely communicate to policyholders any renewal quotes or notices of non-renewal or cancellation to preclude the extension of coverages beyond the expiration dates or cancellation dates of in-force Policies.

2.9. Return Commissions. SPM shall refund to Manatee unearned commissions as collected from the agents on policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.

2.10. Premiums and Fees. SPM shall have the authority to receive premiums and to retain commissions and other fees, as specified in this Agreement, out of such collected premiums and fees, subject to the terms and conditions of this Agreement. SPM shall have the authority to bill premiums to policyholders on an installment basis ad charge policyholders Installment Billing Fees as allowed by Regulations. SPM shall have the authority to accept premiums financed by premium finance companies or other lending institutions. SPM shall be solely responsible and liable for premiums financed and shall cause any unearned premium or commission refunds to be paid directly to said premium finance company or lender and shall not pay or credit any Agent’s or Broker’s account.

ARTICLE III - HANDLING OF FUNDS

3.1. Depository Account. SPM shall accept in a fiduciary capacity, on behalf of the Manatee, all premiums, policies, fees, interest, and service charges collected and other funds relating to the business written under this Agreement. Manatee shall establish and maintain a “Depository Account” in a bank mutually agreed upon by SPM and Manatee. The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation. All premiums, policy fees, interest, and service charges collected by SPM shall be deposited into the Depository Account. Deposits to the Depository Account are to be made daily or no less seldom than weekly if daily determination of deposit amount required is not feasible. Subject to the terms of this Agreement, the proceeds of the Depository Account shall be used for payments as directed by Manatee. There may be retained in such Depository Account no more than sixty (60) days of estimated claim payments and Allocated Loss Adjustment Expenses. It is acknowledged and agreed that any investment income earned and costs assessed in connection with the Depository Account belong to Manatee.

3.2. No Commingling. SPM shall not commingle any premium or escrow trust funds with personal accounts or other funds held by SPM in any other capacity.

3.3. Disbursement Account. Manatee will maintain and adequately fund a Disbursement Account (“Disbursement Account”) for the payment by SPM of unearned premiums arising due to cancellation or endorsement of Policies produced by SPM. Manatee and SPM shall each have signature authority over this account.

3.4. Bank Failure. SPM shall not be liable for any loss which occurs by reason of the default or failure of the bank in which the Depository Account and Disbursement Account are maintained and such loss shall not affect SPM’s obligations under this Agreement.

ARTICLE IV - OTHER REPORTS & REQUIREMENT

4.1. Inspection. Manatee or its authorized representatives shall have the right (but not the obligation) at all reasonable times during business hours of operations to inspect SPM’s books, records and bank accounts, wherever located, which pertain to the business which is the subject of this Agreement and shall have the right to copy or make abstracts from such books and records.

4.2. Written Operating Procedures. SPM shall establish and maintain written operating procedures regarding the issuance of all Policies and endorsements, as well as the collection of premiums related thereto. Such procedures shall be forwarded to the Manatee and shall be subject to Manatee’s review and written approval.

4.3. Financial Statement. Within one hundred fifty (150) days after the end of each fiscal year, SPM shall furnish Manatee with true copies of its unaudited financial statements and the audited, certified balance sheet and related statement of operations of SPM for such fiscal year.

4.4. Records. SPM shall maintain permanent physical or electronic copies of all Policies and applications, or correspondence related to the Policies, either as hard copies or archived in electronic media. Manatee shall have access and the right to copy all accounts and records related to business written hereunder in a form usable by Manatee. SPM shall provide access to all SPM’s books, bank accounts, and records to the Florida Office of Insurance Regulation (“Department”) or other applicable regulatory authorities in a form usable by the Department or such other regulatory authority. All records shall be retained by SPM and SPM will not destroy these permanent copies without the written permission of Manatee for the longer of five (5) years from the termination date of the Policy or the period specified by the applicable Florida statute regulating preservation of records or the other applicable laws and regulations.

4.5. Internal Revenue Service Forms. SPM shall prepare and furnish each Agent with an SPM form 1099 each year when required.

4.6. Errors and Omissions Coverage. SPM shall maintain an errors and omissions insurance policy and shall submit a copy of said coverages to Manatee for review and approval.

4.7. Report of Accounts. SPM shall render accounts to Manatee detailing all transactions and remit all funds due under the terms of this Agreement to Manatee on a monthly or more frequent basis.

ARTICLE V - SPM’S COMPENSATION

Manatee shall pay to SPM, as its sole and full compensation for all authorized business placed with Manatee under this Agreement, and not including the fees and expenses to be paid to SPM for those claim adjustment services provided in Article VII herein, the commission and set forth in Schedule II to the Agreement (hereinafter the “Compensation”).

ARTICLE VI - EXPENSES

6.1. SPM’s Expenses. Except as otherwise provided in this Agreement, SPM shall pay all expenses incurred by SPM in connection with the underwriting, production, marketing and servicing of the Policies, including but not limited to the following:

a.

Printing of proposals, policy jackets, contracts of insurance, endorsements, cancellation notices, premium notices, records and reports, and all other documents required to fulfill the obligation of SPM under this Agreement.

b.

Advertising and public relations expenses authorized by SPM. The Manatee’s prior written approval shall be required with respect to any advertising or public relations material that contains Manatee’s name and logo.

c.

SPM’s general office expenses, including rent, salaries, utilities, data processing performed by SPM, transportation, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses.

6.2. Manatee’s Expenses. The Manatee shall pay directly all charges and expenses directly attributable to its operations, including but not being limited to the following: Board and Bureau fees; state guaranty fund assessments and other assessments for, or based on, business written pursuant to this Agreement; premium taxes and any other assessments levied by a state or local governmental authority on business written hereunder; cost of reinsurance; legal and auditing expenses incurred at the direction of Manatee, as well as any specifically identifiable marginal costs that can be ascertained and attributed to the processing of Manatee’s business under this Agreement.

6.3. Reimbursement by SPM. In addition to any rights granted to Manatee hereunder, Manatee shall be entitled to immediate reimbursement or payment from SPM for all ordinary, reasonable and necessary costs, charges and expenses (collectively called “Expenses”) paid or incurred by Manatee by reason of or in connection with (i) the termination pursuant to Section 9.2. of this Agreement, or (ii) the breach or non-performance of any covenant or obligation to be observed or performed by SPM or any Agent; provided, however, that in the case of a breach or non-performance by SPM, Manatee shall have given SPM written notice of the breach or non-performance and SPM shall not have cured same within thirty (30) days after the date of the notice, or if same is of such a nature that it cannot reasonably be cured within such time, if SPM has not within such time commenced to cure same and does not diligently continue to and actually cure same. Any expenses incurred by the Manatee after the giving of such notice shall be promptly reimbursed by SPM. Without limiting the generality of the foregoing, SPM’s covenants and obligations as referred to herein shall include but not be limited to:

a.	the obligation to deposit, report and remit premiums to Manatee;

b.	the obligation to remit return premiums to the insureds when due;

c.	the obligation to process all policies, endorsements and notices of cancellation and/or non-renewal pursuant to the Manatee’s underwriting guidelines;

d.	the obligation to observe and comply with underwriting guidelines and sub-agent appointment procedures;

e.	the obligation to observe and comply with all statutes, regulations, rules and rates; and

f.	the obligation to comply with the requirements of Article III hereinabove.

g.

The writing, binding or issuance of policies and risks by SPM not in accordance with the condition set forth in this Agreement and any Addenda hereto constitutes a breach of this Agreement, and any loss and expense incurred by Manatee resulting from such breach shall be assumed by SPM. In the event Manatee sustains a loss on a Policy or risk which the SPM has written, issues or bound which is not within the scope of its authority under the Agreement and any addendum hereto, SPM shall reimburse Manatee for the amount of the loss plus the expenses incurred by Manatee because of the loss.

ARTICLE VII - CLAIMS ADMINSTRATION SERVICES

7.1. General Authority. Manatee grants SPM the authority to investigate, evaluate, handle, adjust, deny and/or settle each claim assigned as appropriate and according to applicable state law, the terms and conditions of the policy and any written standards that may be provided by Manatee in addition to the provisions of the Agreement.

7.2. Duties of SPM. In addition to, and without limiting, any duties which may be owed by SPM pursuant to Florida law, SPM shall:

a.

Utilize and enter claims data into the claims administrative system and establish timely reserves that reflect all amounts reasonably expected to be ultimately payable, which reserves will be reviewed with reasonable frequency and revised, as appropriate, in light of updated information.

b.

Dedicate sufficient and appropriate human, equipment and computer resources to provide Claims Services. SPM shall use only licensed adjusters and licensed private investigators or catastrophic adjusters, where applicable, and such adjusters and investigators shall comply with and confirm to the Florida Statutes, and any applicable rules, orders, and written interpretations issued by the Department;

c.

Investigate, evaluate, handle, adjust, deny and/or settle each claim assigned to SPM as appropriate including furnishing insureds with all forms necessary to properly administer claims, appointing adjusters, appraisers, engineers, assessors, or other parties necessary to evaluate Claims, making required payments, and coordinating a proper defense with Defense Counsel as necessary.

d.	Designate an employee to act as liaison with Manatee to facilitate the provision of the Claims Services.

e.	Maintain the confidentiality of data or information which is the property of Manatee and which is directly accessible to SPM in the implementation and performance of the Claims Services.

f.

Maintain complete, accurate and orderly claims books, files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices, which files shall be the joint property of the Manatee and SPM. The data in any electronic claims files maintained by SPM shall be transmitted to Manatee in a timely manner as reasonably directed by Manatee.

g.

Maintain during the term of this Agreement copies of all claims and correspondence related to the claims for a period of six (6) years after the date of closure of such claim. SPM shall not destroy these copies without the written permission of the Manatee. SPM may, with permission from the Manatee, use magnetic, optical, and other types of technology to store such data. At the end of such six

(6) year period relevant to any claim, Manatee shall authorize SPM to either (a) destroy the closed file or (b) return such file to Manatee at Manatee’s expense. Upon an order of liquidation of Manatee, the claims files shall become the sole property of Manatee or its estate once SPM has been paid for the services rendered. SPM shall have reasonable access to and the right to copy all files, books, and records on a timely basis.

h.

SPM shall adjust and handle all claims still open upon termination or cancellation of this Agreement for an agreed upon fee per claim. Manatee shall continue to be responsible for the payment and reimbursement of expenses for such claims as provided in this Article VII. Notwithstanding the foregoing, any settlement authority granted to SPM may be terminated for cause upon the Manatee’s written notice to SPM or upon termination of this Agreement. Manatee may suspend SPM’s settlement authority during the pendency of any dispute regarding the cause for termination.

i.	SPM agrees that all claims occurring during the Term of this Agreement will be reported to Manatee and will be assigned to properly licensed persons.

7.3. Manatee Discretion. SPM acknowledges and agrees that Manatee, as the party at risk and having ultimate responsibility for the claims to be administered by SPM, shall at all times have ultimate discretion and authority with respect to all matters pertaining to the claims including, without limitation, the processing, handling, disposition, settlement, defense and litigation of all claims. The exercise or failure to exercise such discretion and authority shall not in any way diminish, impair or otherwise affect the obligations of SPM hereunder, including, without limitation, the obligations to exercise reasonable care, to act in good faith, and to otherwise act in a prudent, fair and appropriate manner with regard to the Claims Services.

7.4. Duties of Manatee.

a.

Manatee agrees that all claims occurring during the Term of, and under, this Agreement will be reported and assigned to SPM, unless Manatee otherwise notifies SPM. Manatee will provide all information, in its possession, relevant to particular claims assigned to SPM in order for SPM to fulfill its duties and obligations as set out in Schedule III. SPM shall notify Manatee, in writing, should Manatee fail to provide any relevant information requested by SPM regarding any specific claim.

b.	Manatee shall appoint an individual with sufficient authority within Manatee’s organization to facilitate SPM’s performance of the Claims Administration Services.

7.5. Audit Provisions. Manatee, its employees, and/or its authorized agents shall have the right, at any reasonable time during normal business hours and with reasonable notice to SPM, to review and/or audit Manatee’s claim files maintained by SPM.

7.6. Price and Payment.

a.

Manatee agrees to pay Service Fees and Rates as specified in Schedule III A through Schedule III C of this Agreement. Schedule III A shall govern the Service Fees and Rates payable to SPM by Manatee on all assumed, new and renewal business written by Manatee. Schedule III B shall govern the Service Fees and Rates payable to SPM by Manatee under those special circumstances as agreed to in writing by the parties. Schedule III C shall govern the Service Fees and rates payable to SPM by Manatee for catastrophic management services.

b.

The Service Fees and Rates may increase or decrease by mutual written agreement, if changes in the Claims Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

c.	Manatee agrees to pay all tariffs and taxes that are now or may become applicable to the Claims Services rendered.

d.

Service Fees and Rates for Claims Services will be due and payable thirty (30) days after the close of the month in which Claims Services are performed in amounts pursuant to Schedules III A through III C attached to this Agreement.

e.

SPM and Manatee will renegotiate, in good faith, the Claims Services Fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at inception of this Agreement. Should the parties be unable to reach an agreement, either party may terminate this Agreement upon advance written notice to the other party at least ninety (90) days prior to the effective date of termination.

7.7. Definition and Payment of “Allocated Loss Adjustment Expense.” All Allocated Loss Adjustment Expenses shall be paid by the Manatee. For purposes of this Agreement, Allocated Loss Adjustment Expense(s) shall mean any expense which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any Claim(s) or action(s) related thereto, or to the protection and/or perfection of Manatee’s and/or its insured’s right of subrogation, contribution or indemnification. Allocated Loss Adjustment Expense(s) includes, but is not limited to, the following:

a.

Attorney’s fees and disbursements incurred in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any Claim; attorney’s fees incurred for representation at depositions, hearings, pretrial conferences and/or trials;

b.

Costs incurred in handling any Alternative Dispute resolution proceeding (“ADR”), legal actions including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, cost of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; fees for witnesses’ testimony, opinions, or attendance at hearings or trial;

c.	Statutory fines or penalties; pre- and post- judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments;

d.

Subcontractors’ fees and travel expenses, including independent adjusters, automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any Claim (excluding SPM’s employees);

e.

Experts’ fees including reconstruction experts, engineers, cause and origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, handwriting experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony;

f.	Fees for surveillance, undercover operative and detective services or any other investigations;

g.	Costs for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations;

h.	Costs for any public records, medical records, credit bureau reports, and other like reports;

i.

Costs and expenses incurred where SPM determines it is reasonable to pursue the rights of contribution, indemnification or subrogation of Manatee and/or its insured including attorney and collection agency fees and/or expenses;

j.

Medical or vocational rehabilitation expenses, and all other medical cost containment services, including, but not limited to, utilization review, pre-audit admission authorization, hospital bill audit or adjudication, provider bill audit or adjudication, and review of medical case management;

k.	Extraordinary travel and related expenses incurred by SPM at the express written request and approval of a Manatee officer, which are not otherwise payable under this agreement; and

l.

With respect to SPM’s determination that an expense(s) incurred pursuant to this Agreement is an Allocated Loss Adjustment Expense, SPM makes no representation or warranty and assumes no responsibility that such determination (i) is in compliance with or meets the requirements of any statistical plan filing, statutory, regulatory, or insurance industry reporting scheme or the definition of the Allocated Loss Adjustment Expense thereunder; (ii) is or could be characterized as payment of loss or indemnity; or (iii) is or is not subject to insurance or reinsurance coverage or limits. Manatee agrees that it is responsible for making all such judgments and for complying with any and all such requirements.

7.8. Limitation of Liability and Remedies.

a.

In providing the Claims Services hereunder, SPM shall have a duty to act with reasonable due care and caution, in good faith, and in a prudent manner. SPM shall be liable to Manatee for any loss or damage sustained by Manatee as a result of, or related in whole or part to, the bad faith, gross negligence or other intentional misconduct on the part of SPM, or its officers, directors, employees or agents.

b.

SPM agrees to indemnify, defend and hold harmless Manatee, Manatee, its officers, directors, employees, agents, designees and affiliates (collectively “Indemnified Parties”), from and against any and all claims, causes of action, liabilities, liens, fines, penalties, demands, costs, fees, expenses (including reasonable attorney’s fees), suits, judgments, adjudications and losses of whatever kind or nature incurred by, or claimed against, any of the Indemnified Parties by reason of any bad faith, negligence, or other misconduct by SPM, or any of its officers, directors, employees or agents, or by reason of any breach of this Agreement by SPM.

c.	SPM shall have no indemnity obligation under this Agreement for any act or omission of SPM taken or omitted to be taken at the express direction of Manatee.

d.	All indemnity obligations of SPM under this Agreement shall survive the termination or expiration of this Agreement.

e.

SPM warrants that it now has and shall maintain during the term of this Agreement for the protection and benefit of Manatee and SPM liability insurance coverage and errors and omissions coverage in an amount reviewed and approved by Manatee.

ARTICLE VIII - TERMINATION

8.1. Continuing Authority. The authority of SPM to issue Policies under this Agreement shall be continuous until terminated, except for mandatory renewals of existing Policies. This agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than one hundred twenty (120) days prior written notice of such termination.

8.2. Termination by Manatee with or without Cause. This Agreement shall terminate:

a.	Automatically and immediately at the written election of Manatee, if any public authority cancels or declines to renew any of the license of SPM necessary to fulfill the terms of this Agreement.

b.

Automatically and immediately in the event of a transfer, sale or pledge of the majority of the stock or a substantial portion of the assets of SPM, unless this Agreement is assigned with the express written consent of Manatee, or unless the pledge of stock is to a federal or state charted bank to secure loans from the bank to SPM, provided in the event of such permitted pledge that this Agreement shall terminate if the pledged stock is foreclosed upon or otherwise acquired by the pledgee.

c.

At the election of Manatee upon SPM’s material violation of any provision of this Agreement; provided, however, that SPM will be allowed thirty (30) days after written notice, to cure any non-monetary breach or default.

d.	Immediately, at the election of Manatee for the occurrence of any failure by SPM to comply with the provisions of Section 6.3 a. or b.

e.	Sixty (60) days after delivery of written notice to terminate SPM at the election of Manatee for any reason.

8.3. Termination by SPM. This agreement may be terminated at the election of and upon written notice from SPM upon the failure of Manatee: (a) to remain licensed in the State of Florida; (b) to comply with Florida laws and Department Rules and Regulations; or (c) to comply with the material provisions of this Agreement; provided, however, that Manatee will be allowed thirty (30) days, after written notice, to cure any non-monetary breach or default.

8.4. Suspension and Revocation of Authority. Manatee may suspend SPM’s underwriting authority during the pendency of any dispute regarding the termination of this Agreement. Manatee and SPM shall fulfill their obligations under the Policies regardless of any dispute.

8.5. Effect of Termination. In the event of proper termination of this Agreement:

a.	Except as set forth in Section 7.2.h. herein, the obligations of SPM and Manatee under this Agreement shall be discharged promptly;

b.	No party shall have a claim upon the other for loss of prospective profit or damage to the business arising therefrom; and

c.

SPM’s records shall remain the property of SPM and left in SPM’s possession, provided SPM is in compliance with all of its obligations to Manatee. Copies of such documents shall be furnished to Manatee by SPM upon written request of Manatee.

8.6. Run-off.

a.

Manatee shall, concurrent with its notice of termination or within thirty (30) days of SPM’s notice of termination, notify SPM of whether Manatee intends to have SPM service the Policies through their run-off, or whether it intends to manage the run-off itself. Except as set forth in Section 7.2.h. herein, SPM’s compensation in either event is set forth in Schedule II to this Agreement. For purposes of this Agreement, the term “run-off’ shall mean confirming coverage under the Policies to claims adjusters, administering the in-force Policies and any required renewals and endorsement thereof, providing reports to Manatee as elsewhere required by this Agreement, paying premium to Manatee and return premium to the insureds, collecting all sums due from Agents, including return commissions, and such other activities of SPM specifically required by this Agreement.

b.

SPM shall upon demand return to Manatee any Policies, forms or other supplies imprinted with Manatee’s name regardless of who incurred the cost for same, or any Policies, forms or other supplies furnished to SPM by Manatee, with the exception of any forms which in SPM’s reasonable opinion are required to complete an orderly run-off of operations.

c.

In the event this Agreement terminates and/or SPM refuses or is unable to administer and run-off business produced under this Agreement, then in that event SPM shall immediately provide Manatee with a tape back-up of all programs and data libraries, including updated source code and data files, used in the production and administration of business hereunder (the “Data”). Manatee agrees that it shall utilize the Data solely for the purpose of administering and running off the business produced hereunder.

d.

SPM hereby grants, at no cost to Manatee, a limited license to Manatee to use SPM’s Software in connection with the administration and run-off of the business produced hereunder. SPM shall deliver the Software, together with the Source and object code for the Software, as well as all available related manuals, immediately upon delivery of the Data to Manatee as provided in the preceding Section.

ARTICLE IX - ARBITRATION

9.1. Any controversy, claim or dispute arising out of or relating to this Agreement, including questions regarding the arbitrability of any issues or the scope, applicability enforceability, validity or breach of this or any other provision of this Agreement or differences of opinion as to the interpretation of this Agreements, shall be submitted to arbitration, one arbitrator to be chosen by the Manatee, one by the SPM, and an umpire by the two arbitrators (the arbitrators and umpire are referred to as the “Panel”).

9.2. The Panel shall, unless the parties otherwise agree, meet in Tampa, Florida. Members of the Panel shall be disinterested officers or former officers of property and casualty insurance companies or insurance agencies authorized to transaction business in the state in which the controversy, claim or dispute arose.

9.3. The arbitration shall be instituted by the claimant serving a notice upon the respondent setting forth a statement of the nature of the dispute and the name, address and current (or last, if retired) employment position of the arbitrator appointed by the claimant. The respondent shall appoint its arbitrator within twenty (20) days after the service of claimant’s notice and shall, within such time, similarly notify claimant of the name, address and current (or last, if retired) employment position of the respondent’s arbitrator. IF the respondent fails to appoint its arbitrator within such twenty (20) day period, the claimant shall also appoint the second arbitrator within ten (10) days after the expiration of the twenty (20) days for respondent to appoint its arbitrator. IF the two arbitrators fail to agree upon the appointment of an umpire at the end of the twenty (20) days following the last date of the appointment of the arbitrators, then they each shall within ten (10) days thereafter, name three (3) candidates who serve as umpire, and within ten (10) days thereafter each shall decline two (2) of the candidates named by the other; within five (5) days thereafter, a decision shall be make by drawing lots as to which of the last two (2) candidates shall be the umpire.

9.4. The respondent shall submit its statement within twenty (20) days after receipt of the claimant’s statement, and the claimant ay submit a reply statement within ten (10) days after the receipt of the respondent’s statement. Copies of all statements shall be sent to the parties and the Panel.

9.5. Any hearing shall commence within thirty (30) days following the selection of the umpire. The Panel shall render its decision within thirty (30) days following the termination of the hearings unless the parties consent to an extension.

9.6. The Panel shall consider this Agreement an honorable engagement rather than merely a legal obligation and shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Panel shall issue its decision in writing upon evidence introduced at a hearing or by other means of submitting evidence in which strict rules of evidence need not be followed, but in which cross examination and rebuttal shall be allowed if requested. The majority decision of the Panel shall be final and binding upon all parties to the proceeding. Judgment may be entered confirming the award of the Panel in any court having jurisdiction thereof.

9.7. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the Panel.

9.8. In the event of subsequent actions or proceedings necessary to enforce the judgment entered thereon or any other rights flowing therefrom, the prevailing party shall be entitled to recover its reasonable attorney’s fees.

9.9. Any suit, action,, or other proceeding by or against either party to this Agreement, including any proceeding to compel arbitration, to confirm the arbitration award, or to enforce any remedy available to either party may be brought in the District Court of the State of Florida and each of the parties hereto submits and consents to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The parties agree that process in any action or proceeding shall be personally served and that such service shall be sufficient to confer in personam jurisdiction over the party so served.

ARTICLE X - INDEMNITY AGREEMENT

10.1. SPM shall indemnity Manatee and its subsidiaries, successors, reinsurers and assignees, as well as their shareholders, directors, officers and agents against and in respect of any and all liabilities (as defined below), made or instituted against or incurred by Manatee or such other indemnitees and which arise, either directly or indirectly, out of any action or inaction of SPM or any Agent, or their employees or representatives, in connection with any obligations of SPM arising out of this Agreement, including but not limited to any action or inaction of SPM concerning the termination of Agent(s) pursuant to all applicable laws. This Section 11.1 does not apply to the extent that the loss resulted from action or inaction of SPM, which is a result of acting in accordance with the written instructions of Manatee.

10.2. Manatee shall indemnify SPM and its subsidiaries, successors, reinsurers and assignees, as well as their shareholders, directors, officers and agents against and in respect of any and all liabilities (as defined below) made or instituted against or incurred by SPM or such other indemnitees and which arise, either directly or indirectly, out of any action or inaction of Manatee, or their employees or representatives, in connection with any obligations of Manatee arising out of this Agreement.

10.3. For purposes of this Article XI, “liabilities” means all claims, demands, actions, proceedings, liability, losses, damages, costs or expenses, including without limitation, attorneys’ fees, disbursements and court costs.

10.4. The indemnification provisions of this Article X do not apply to covered claims made under any policy issued in accordance with this Agreement nor with regard to the Claims Services, as set forth in Section 7.8. herein.

10.5. All indemnity obligations herein shall survive the termination or expiration of this Agreement.

ARTICLE XI - GENERAL PROVISIONS

11.1. Survival. Article IX on Arbitration, Section 8.6 on “run-off’, and all other provisions of this Agreement that are pertinent to the “run-off’ and the Claims Services to be rendered under Section 7.2.h. shall survive the termination of this Agreement.

11.2. Independent Contactor Relationship. Nothing herein shall create the relationship of employer and employee between Manatee and SPM, it being understood and agreed that SPM is an independent contractor of Manatee for the purposes set forth herein with all rights, powers and duties as such.

11.3. Non-assignable. Neither Manatee nor SPM may assign this Agreement or any part thereof to another person or entity.

11.3(a). Subcontracting. SPM may subcontract or delegate its duties under this Agreement with other persons or entities, subject to the prior written consent of Manatee, which consent may not be unreasonably withheld.

11.4. Modification. This Agreement may not be changed, nor may any provision hereof be waived, except by a written document signed by both parties hereto.

11.5. Non-Waiver. The failure of Manatee or SPM to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein or estop the parties from thereafter demanding full and complete compliance therewith, or prevent the parties from thereafter demanding full and complete compliance therewith, nor prevent the parties from exercising any right or remedy in the future.

11.6. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given if delivered personally, or by a recognized courier service, or by registered or certified mail, return receipt requested, to the party for whom it is intended at the following address or such other address as the party may designate from time to time.

For SPM:	Safepoint MGA, LLC
12640 Telecom Drive
Temple Terrace, FL 33637
Attn: David Flitman

For Manatee:	Manatee Risk Management 12640 Telecom Drive Temple Terrace, FL 33637 Attn: Steven Hoffman

Notices shall be deemed given when delivered, or three (3) days after delivery to the courier or mailing, as above provided.

11.7. Invalidity. If any provision of this Agreement should be found to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

11.8. Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the State of Florida, without giving effect to its conflicts of laws provisions.

11.9. Assigns. Subject to the provisions of 12.3 hereof, this Agreement shall bind and benefit the successors and permitted assigns of the parties.

11.10. Counterparts. This agreement may be executed in two (2) or more counterparts, ach of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Safepoint MGA, LLC:

BY:	/s/ David Flitman	Date:2/1/2024
Title: President and CEO

Manatee Risk Management:

BY:	/s/ Steven Hoffman	Date:2/1/2024
Title: Chief Financial Officer

SCHEDULE I

AUTHORIZED COVERAGES, TERRITORY AND LIMITS OF COVERAGE

[Omitted]

SCHEDULE II

COMPENSATION

[Omitted]

SCHEDULE III CLAIMS SERVICES

[Omitted]

SCHEDULE III A

Fees Applicable to New and Renewal Business for Claims Services

[Omitted]

SCHEDULE III B

Time and Expense Fees

[Omitted]

SCHEDULE III C

Catastrophe Management Services & Fees

[Omitted]

SCHEDULE IV

Required Contract Provisions per Florida Statute 626.7451

[Omitted]